EXHIBIT 99.01

FOR IMMEDIATE RELEASE                                              Press Release

Contact: Raiford Garrabrant
         Director, Investor Relations
         Cree, Inc.
         raiford_garrabrant@cree.com
         (T) 919-313-5397
         (F) 919-313-5615


                  CREE REPORTS FINANCIAL RESULTS FOR THE THIRD
                           QUARTER OF FISCAL YEAR 2005
                            Revenue of $96.7 Million
                           Earnings Per Share of $0.27


Durham, NC, April 14, 2005 - Cree, Inc. (Nasdaq: CREE) today announced revenue of $96,710,000 for the third quarter of fiscal 2005 which ended on March 27, 2005, representing a 25 percent increase over the Company's comparable year ago period revenue of $77,223,000. Net income for the third quarter increased 37 percent to $20,683,000, or $0.27 per share, compared to $15,089,000, or $0.20 per share, as reported for the third quarter of fiscal 2004. Gross margin for the third quarter of fiscal 2005 was 53 percent of revenue and compares to 49 percent in the prior year period and 50 percent in the second quarter of fiscal 2005.

During the third quarter of fiscal 2005, net income included approximately $25,000 of net adjustments for changes in estimates to the Company's sales return provision to better reflect product return history and tax adjustments that did not change reported earnings per share. The adjustments included a $1.2 million after-tax benefit to gross profit related to the change recorded to the Company's sales return provision which increased third quarter gross margin by two percentage points. The sales return provision benefit was mostly offset by non-operating adjustments, which negatively impacted net income by $1.2 million. The non-operating adjustments were related primarily to tax adjustments associated with the decline in the value of the Company's marketable securities and offset partly by a gain on the sale of a portion of these securities.

For the nine-month period ended March 27, 2005, Cree reported revenue of $290,181,000, an increase of 34 percent over the $216,497,000 reported for the comparable period in fiscal year 2004. Net income for the nine-month period rose 90 percent to $70,132,000, or $0.91 per share, compared to $36,975,000, or $0.49 per share, in the year ago period.

"The fact that our LED business grew sequentially in what is normally a seasonally down quarter for the industry is a testament to the strength of our product offering," stated Chuck Swoboda, Cree President and CEO. "As we enter the final quarter of our fiscal year, I believe that we are in a favorable competitive position. Based on current orders and customer forecasts, we are optimistic that our revenue should grow sequentially in the fourth quarter."

Today the Company also announced that as part of its ongoing stock buyback program, it had repurchased 1.45 million shares in the third quarter at an average price of $24.32.

Business Outlook:

For its fourth quarter of fiscal 2005, Cree currently targets revenue in a range of $98 to $102 million with earnings of $0.25 to $0.28 per share.

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the third quarter fiscal 2005 results and the fourth quarter fiscal 2005 business outlook, including significant factors and assumptions underlying the targets noted above. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree's website at www.cree.com and go to "News & Investor--Overview" for webcast details. The call will be archived and available on the website through April 28, 2005.

Supplemental financial information is available under "Q3 '05 Financial Metrics" in the "Investor Info" section of Cree's web site at http://www.cree.com/ news/metrics.asp.

About Cree, Inc.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC) and gallium nitride (GaN) materials technology to produce new and enabling semiconductors. The products include blue, green and near ultraviolet (UV) light emitting diodes (LEDs), power switching devices, and radio frequency (RF) and microwave devices. The Company is currently developing near UV lasers. Targeted applications for these products include solid-state illumination, power switching, wireless infrastructure and optical storage. Cree understands the important convergence of science, technology and creativity, placing high value on ideas, as well as the energy and ability of its people. For more information on Cree, please visit www.cree.com.

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LEDs; our ability to lower costs; potential changes in demand; the risk that price stability, improved operational efficiencies, and the favorable product mix we have experienced will not continue; the risk that, due to the complexity of our manufacturing processes and transition of production to three-inch wafers, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with securities litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 27, 2004 and subsequent reports filed with the SEC.

Cree and the Cree logo are registered trademarks of Cree, Inc.

                                            CREE, INC.
                                 CONSOLIDATED STATEMENTS OF INCOME
                               (in thousands, except per share data)


                                               Three Months Ended            Nine Months Ended
                                            3/27/2005     3/28/2004       3/27/2005     3/28/2004
                                           (Unaudited)   (Unaudited)     (Unaudited)   (Unaudited)
                                           -----------   -----------     -----------   -----------

Product revenue                             $ 91,236      $ 71,493         $272,990      $197,620
Contract revenue                               5,474         5,730           17,191        18,877
                                           -----------   -----------     -----------   -----------
Total revenue                                 96,710        77,223          290,181       216,497

Cost of product revenue                       41,210        33,992          123,224       100,838
Cost of contract revenue                       4,260         5,021           13,604        16,136
                                           -----------   -----------     -----------   -----------
Total cost of sales                           45,470        39,013          136,828       116,974

Gross profit                                  51,240        38,210          153,353        99,523

Operating expenses:
Research and development                      11,505        10,481           33,144        26,988
Sales, general and administrative              9,025         7,210           24,512        22,019
Loss on disposal of property and equipment       277            80              603           226
                                           -----------   -----------     -----------   -----------
Operating expenses                            20,807        17,771           58,259        49,233

Income from operations                        30,433        20,439           95,094        50,290

Non-operating income:
Gain (loss) on investments in securities       2,808            (1)             935             -
Other non-operating income                         -           488                4           518
Net interest income                            1,404           942            3,691         2,779
                                           -----------   -----------     -----------   -----------
Income before income taxes                    34,645        21,868           99,724        53,587

Income tax expense                            13,962         6,779           29,592        16,612
                                           -----------   -----------     -----------   -----------
Net income                                  $ 20,683      $ 15,089         $ 70,132      $ 36,975
                                           ===========   ===========     ===========   ===========

Earnings per share, diluted                   $ 0.27        $ 0.20           $ 0.91        $ 0.49
                                           ===========   ===========     ===========   ===========

Weighted average shares of common
   stock outstanding, basic                   75,694        74,050           74,860        74,143

Weighted average shares of common
   stock outstanding, diluted                 77,428        76,399           77,256        75,979

                                   CREE, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except per share data)


                                                      3/27/2005      6/27/2004
                                                     (Unaudited)     (Audited)
                                                     -----------    -----------
Assets:
Current assets:
Cash and equivalents and short term
  investments held to maturity                        $ 142,102      $ 158,163
Accounts receivable, net                                 50,274         47,766
Inventories, net                                         29,346         19,428
Deferred income taxes                                     2,270          2,560
Prepaid Insurance                                         3,356          2,304
Prepaid expenses and other current assets                10,122          4,672
                                                     -----------    -----------
Total current assets                                    237,470        234,893

Property and equipment, net                             343,521        273,342
Long-term investments held to maturity                   86,982         72,730
Patents and license rights, net                          21,344         19,831
Marketable securities available for sale                 18,613         22,002
Other assets                                              7,367          5,202
                                                     -----------    -----------
Total assets                                          $ 715,297      $ 628,000
                                                     ===========    ===========

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable trade                                $  27,706      $  25,102
Accrued salaries and other expenses                      11,818         11,443
Income tax payable                                        4,297              -
Deferred revenue                                              -          8,437
                                                     -----------    -----------
Total current liabilities                                43,821         44,982

Long term liabilities:
Deferred income taxes                                     9,484          3,886
                                                     -----------    -----------
Total long term liabilities                               9,484          3,886

Shareholders' Equity:
Common stock                                                 94             91
Additional paid in capital                              519,853        506,275
Other comprehensive income, net of tax                    4,773          5,627
Retained earnings                                       137,272         67,139
                                                     -----------    -----------
Total shareholders' equity                              661,992        579,132
                                                     -----------    -----------

Total liabilities and shareholders' equity            $ 715,297      $ 628,000
                                                     ===========    ===========

                                               CREE, INC.
                                      OPERATING SEGMENT INFORMATION
                                             (in thousands)

                                                   Three Months Ended               Nine Months Ended
                                                 3/27/2005     3/28/2004         3/27/2005     3/28/2004
                                                (Unaudited)   (Unaudited)       (Unaudited)   (Unaudited)
                                                -----------   -----------       -----------   -----------
Revenue:

Cree*                                            $  95,753     $  75,048         $ 286,275     $ 211,288
Cree Microwave                                         957         2,175             3,906         5,209
                                                -----------   -----------       -----------    ----------
Total revenue                                    $  96,710     $  77,223         $ 290,181     $ 216,497
                                                ===========   ===========       ===========    ==========

Net income (loss) before income taxes:

Cree*                                            $  37,593     $  24,149         $ 108,927     $  61,861
Cree Microwave                                      (2,948)       (2,281)           (9,203)       (8,274)
                                                -----------   -----------       -----------    ----------
Total net income before income taxes             $  34,645     $  21,868         $  99,724     $  53,587
                                                ===========   ===========       ===========    ==========


* Includes interest income and other segment operating results